Exhibit 99.1

MEDIA ADVISORY

Contact: Simon Bell, Vice President of Operations

208-331-8400

www.usecology.com

US ECOLOGY REACHES SETTLEMENT AGREEMENT WITH U.S. EPA

Thermal Recycling Service Uninterrupted

Boise, Idaho – October 4, 2012 – US Ecology, Inc. (NASDAQ-GS: ECOL) (“the Company”) and a third party contractor, entered into a Consent Agreement and Final Order (“CAFO”) with the United States Environmental Protection Agency (“U.S. EPA”) stemming from a June 2010 inspection pursuant the Resource Conversation and Recovery Act (“RCRA”). As part of the settlement, the Company has agreed to pay a civil penalty of $165,657 and make additional capital investment in the Recycling Facility to comply with RCRA.

“We are pleased that we have resolved the EPA’s outstanding concerns regarding our thermal recycling operations and believe that the path forward, as delineated in the CAFO, will allow us to continue providing the same high quality service our customers have come to expect for years to come,” stated President and Chief Executive Officer, Jim Baumgardner.

In June of 2010, representatives of the U.S. EPA inspected the Company’s thermal recycling facility (“Recycling Facility”) located at the Company’s hazardous waste landfill in Robstown, Texas. The Company, in conjunction with its third party contractor, has operated the Recycling Facility since mid-2008. The Recycling Facility accepts oil bearing hazardous wastes generated from petroleum refining, production and transportation practices and recovers commercial oil and valuable metals for resale into secondary oil and metals markets. Since 2008, the Company recovered over 3 million gallons of oil and recycled over 22,000 tons of catalyst.

Consistent with applicable Texas State and Federal Law, the Recycling Facility operations were authorized under an exclusion that “exempted” the Recycling Facility from requiring a permit under RCRA. The emissions from the process were authorized through an air permit issued by the Texas Commission of Environmental Quality (“TCEQ”). While the TCEQ concurred with the Company’s regulatory interpretation of how the Recycling Facility was permitted, U.S. EPA more narrowly interpreted the types of oil bearing waste that can be processed under the exemption. The U.S. EPA asserted that the Company and its contractor engaged in the processing and storing of hazardous waste without a permit. Under the terms of the CAFO, the Company and its contractor agree to submit an application for a RCRA Subpart X permit. The parties also agreed to a set of interim operating conditions that allow the Recycling Facility to continue providing recycling services to customers until the State of Texas issues a RCRA Subpart X.

None of the U.S. EPA’s allegations assert US Ecology, Inc. or its contractor engaged in activities that endangered human health or the environment.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company won’t have additional regulatory matters adversely impact operations. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.’s December 31, 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions. No assurance can be made that the Company or its subsidiaries will be successful in receiving the required RCRA Subpart X permit, as the permitting process relies upon decisions by third parties, outside the Company’s control.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.